UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Ashford Hospitality Trust, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ADDITIONAL PROXY MATERIALS

OF

ASHFORD HOSPITALITY TRUST, INC.

On April 17, 2018, Ashford Hospitality Trust, Inc. (the “Company”) filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission.  Included in the Proxy Statement is a Compensation Discussion and Analysis.  The Company is furnishing this supplement to provide additional disclosure regarding the employment agreements between Ashford Inc. and the Company’s named executive officers and the Company’s stockholder outreach efforts.

Accordingly, the following disclosure replaces and supersedes the section under the caption “Compensation Discussion and Analysis—Say on Pay” of the Proxy Statement.

Say on Pay

As we stated in “Our Compensation Program,” we received 56.8% “for” votes of the total “for” and “against” votes cast on the advisory vote on executive compensation at our annual meeting in 2017.  In 2017, we received a negative recommendation on our Say-on-Pay from a proxy advisor due to an amended and restated employment agreement with Mr. Kessler that contained a “single trigger” change of control provision.  We believe this recommendation by the proxy advisor led to the low affirmative vote on Say-on-Pay last year.  In September 2017, the employment agreements of our executive officers were amended to provide for a “double trigger” change of control provision, except for Mr. Kessler’s. The Company and its advisor have adopted a policy to not enter into any employment agreements in the future that do not contain a “double trigger.” Consequently, the Company views the circumstances that led to the 2017 Say-on-Pay vote to be an isolated event and should not occur again in the future.

In addition, as part of our stockholder outreach program, our Compensation Committee (Mr. Alan L. Tallis, chairman and Messrs. Frederick J. Kleisner and Kamal Jafarnia, members), initiated outreach in early 2018 with our stockholders (including more than the top 20 largest institutional investors owning over approximately 57% of the Company’s outstanding common stock) regarding the terms of our executive officers’ employment agreements and compensation policies and practices, and solicited our stockholders’ views on our compensation program to ensure the program reflects our stockholders’ best interests and objectives. Our Compensation Committee received informative feedback from certain of our investors including support and understanding of the circumstances that led to the 2017 Say-on-Pay vote, acknowledgment that certain investors voted on the Say-On-Pay matter based on the recommendation of one or more third-party service providers and other constructive feedback.

At the 2018 Annual Meeting of Stockholders, we are again holding an advisory vote to approve executive compensation (Proposal Number Two) and will continue to consider the results of the advisory vote and engage with our stockholders.

Except as described above, this supplement to the Proxy Statement does not modify, amend, supplement or otherwise affect the Proxy Statement.

These additional proxy materials should be read together with the Proxy Statement.  If you have already returned your proxy card or voting instruction form, or voted by other means, you do not need to take any action unless you wish to change your vote.  If you wish to change you vote on any proposal, you may submit a new proxy card or take other action as described in the Proxy Statement.